              EMPLOYMENT AGREEMENT (this "Agreement") dated January 31, 1996 between 3-D Geophysical, Inc. (the "Company"), a Delaware corporation, and Wayne P. Widynowski (the "Employee").

              WHEREAS, the Employee has been an executive officer of Northern Geophysical of America, Inc. ("Northern") for a number of years;

              WHEREAS, the Company has agreed to purchase substantially all of the assets of Northern pursuant to that certain Asset Purchase Agreement dated as of November 8, 1995 by and between the Company and Northern (the "Asset Purchase Agreement");

              WHEREAS, the Employee is a shareholder of Northern and the Company has required in connection with the closing of the transactions contemplated by such Asset Purchase Agreement that the parties hereto enter into this Agreement;

              WHEREAS, the Company desires to employ the Employee on the terms and conditions provided in this Agreement; and

              WHEREAS, the Employee desires to accept such employment and to render services to the Company on the terms and conditions provided in this Agreement.

              NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Company and the Employee hereby agree as follows:

       Section 1. Engagement. The Company hereby employs the Employee as Executive Vice President and Chief Operating Officer of the Company, and the Employee hereby accepts such employment, upon and subject to the terms and conditions hereinafter set forth.

       Section 2. Term. Unless sooner terminated as provided in this Agreement, the term of the Employee's employment under this Agreement shall commence on the date of the closing of the Asset Purchase Agreement and shall end two years thereafter, provided that such term shall automatically be extended for successive one-year periods, unless at least three months prior to the date on which such term would otherwise expire, either the Company or the Employee shall give the other notice to the contrary (as so extended, the "Term").

       Section 3.  Duties and Services.

       3.1 The Employee shall render services to the Company as Executive Vice President and Chief Operating Officer of the Company, shall perform such other duties and responsibilities (including service otherwise consistent with the Employee's duties hereunder as an officer, director or equivalent position of any subsidiary, affiliated company or venture of the Company, without additional compensation) as may be assigned to the Employee from time to time by the Board of Directors (the "Directors") or Chief Executive Officer of the Company and shall abide by the practices and policies of the Company governing the conduct of employees. The Company and all such subsidiaries, affiliated companies and ventures are herein collectively referred to as the "3-D Companies."

       3.2 During the Term, the Employee shall devote his full energy and time (exclusive of normal holidays and vacation periods and periods of sickness and disability) to the performance of the Employee's duties as defined herein and shall promptly and faithfully perform all the duties which pertain to the Employee's employment. The previous sentence shall not prohibit the Employee from activities permitted pursuant to clause (iii) of Section 8.1 or from activities in connection with ownership of an interest in the real property owned by Northern in Grand Junction, Colorado, provided that such activities do not interfere with the performance of Employee's duties hereunder.

       Section 4.  Compensation.

       4.1 Annual Compensation. In consideration of all of the services to be rendered by the Employee hereunder and the covenants of Employee herein, the Company agrees to pay to the Employee, and the Employee agrees to accept, a salary at the annual rate of $140,000, payable in accordance with the Company's normal payroll practices.

       4.2 Bonus Pool. The Company intends to create a bonus plan based upon the earnings of the Company to provide incentives for certain employees of the Company and its subsidiaries. The Employee shall be entitled to participate in such plan on such terms as may be determined by the Board of Directors of the Company or a duly constituted committee thereof, in their discretion. Nothing in this Agreement shall require the Company to pay any such bonus.

       4.3 Stock Options. The Company has established a 1995 Long-Term Incentive Compensation Plan pursuant to which the Company has granted to the Employee options to purchase 45,000* shares of Common Stock of the Company as and to the extent set forth in the Option Agreement governing such grant and subject to the terms and conditions of such plan.

       Section 5. Expenses and Reimbursement. The Employee shall be reimbursed by the Company for reasonable and necessary out-of-pocket expenses incurred by the Employee in performing his duties hereunder, provided such expenses are approved in accordance with the procedures of the Company then in effect and are presented for reimbursement in accordance with the Company's policies and practices then in effect.

       Section 6. Benefits. During the Term, the Company agrees to provide the Employee, in addition to and not in limitation of the compensation set forth in Section 4, the following benefits, which shall be determined in the sole discretion of the Directors (or a duly constituted committee thereof):

       (a) The Employee shall be entitled, subject to general qualification requirements, to participate in any and all group insurance plans, group health or medical insurance plans, group accidental and disability insurance plans made generally available to the senior executive employees of the Company provided that the Employee shall be entitled at the closing of the Asset Purchase Agreement to medical, health insurance and disability coverage substantially equivalent to that currently provided to the Employee by Northern provided that (i) in the event that the group health or medical insurance plans in which the Employee participates are changed to increase the deductible amount to be paid by the Employee, the Employee shall be entitled,





----------------------------------
* Subject to adjustment in connection with changes to the capitalization of the Company prior to the Company's initial public offering.

during the remainder of the Term, to reimbursement from the Company for any health or medical expenses which but for such change would have been paid by such plans and which as a result of such change are obligations of the Employee; and (ii) in the event that this Agreement is terminated pursuant to
Section 7(b), the Company shall pay to the Employee during the lesser of (A) six months following such termination and (B) the remainder of the Term an amount equal to the Employee's salary pursuant to Section 4.1 less any payments to Employee pursuant to any plan of disability insurance based on the Employee's disability. Except to the extent set forth in the prior sentence, any payment owed by the Company pursuant to such sentence is in addition to and not in lieu of any policy of disability insurance, and payments owed by the Company pursuant to such sentence shall not be deemed co-insurance but additional salary.

       (b) The Employee shall be entitled to participate in the Company's pension, profit-sharing, stock option, stock purchase and other employee benefit programs made generally available to the senior executive employees of the Company.

       (c) The Employee shall be entitled to vacation, sick leave and holidays in accordance with the Company's policies for senior executive employees generally but in no case less than four weeks paid vacation per annum.

       (d) During the term of employment under this Agreement, the Company shall pay the Employee $575 per month as a non-accountable allowance for lease payments, insurance and other expenses of an automobile leased by the Employee. The Company shall provide all insurance for such vehicles required by law or applicable lease terms.

       Section 7. Termination. Subject to the provisions of Section 8, which shall survive the termination of this Agreement, this Agreement shall terminate upon:

       (a)    The death of the Employee;

       (b) Illness, disability or incapacity that prevents the Employee from performing his duties hereunder for sixty (60) consecutive days, or for any sixty (60) days within any one hundred and eighty (180) day period, and the provision of written notice of such termination to the Employee by the Company;

       (c) Upon written notice by the Company for Cause, which shall include: (i) the failure of the Employee to observe or perform any material term of this Agreement for twenty (20) days after written notice thereof specifying such failure; (ii) any act of illegality, dishonesty, moral turpitude or fraud in connection with the Employee's employment; (iii) any course of action which is materially detrimental to the business of the Company (other than good faith actions of the employee to fulfill his duties hereunder in the exercise of his business judgment and not inconsistent with the direction of the Chief Executive Officer or Directors of the Company); or (iv) the commission by the Employee of any felony; or

       (d) Upon written notice by the employee for Good Reason. As used herein, "Good Reason" shall mean: (i) assignment to the Employee of duties inconsistent with his position as described herein without his consent; or (ii) the Employee's permanent relocation to a location (A) more than 100 miles from Denver or Grand Junction, Colorado or (B) outside the Anchorage, Alaska metropolitan area; in either case provided that the Company fails to rescind such assignment or relocation within 20 days after written notice thereof from the Employee specifying the condition which is the subject of such notice.

       Section 8. Restrictive Covenants. In consideration of the undertakings of the Company set forth herein, the Employee agrees as follows:

       8.1 Covenant Not to Compete. The Employee will not in any way, as an agent, employee, officer, director, stockholder, partner or otherwise of any corporation, partnership or other venture or enterprise, compete with the 3-D Companies in the provision of seismic data acquisition or analysis services or any services related thereto (a "Competing Business") during the Term, and, unless this Agreement is terminated by the Company without Cause or by the Employee for Good Reason, for a period of one (1) year after the termination of this Agreement for any reason whatsoever other than (i) pursuant hereto; (ii) by ownership for investment purposes of no more than 1% of the stock of a company which is traded on a national securities exchange or interdealer quotation system; or (iii) the sale, use and licensing by the Employee, directly or indirectly, in a manner which does not interfere with the performance of Employee's duties hereunder, of seismic data retained by Northern pursuant to the Asset Purchase Agreement and transferred to the Employee or an entity in which the Employee has an interest (the "Seismic Data Library").

       8.2  Non-Solicitation Covenant.  During the Term and for a period of one
(1) year after the termination of this Agreement for any reason whatsoever, the Employee shall not solicit, sell to or contract with, on behalf of the Employee or on behalf of any Competing Business, any person or entity to which the 3-D Companies shall have provided seismic data acquisition or analysis services at any time during the Term or to which Northern provided such services during the year preceding the commencement of the Term where such solicitation, sale or contract relates to the provision of seismic data acquisition or analysis services or any services related thereto. This Section
8.2 shall not prohibit the sale, use and licensing by the Employee, directly or indirectly, in a manner which does not interfere with the performance of Employee's duties hereunder, of the Seismic Data Library.

       8.3 Covenant Not to Solicit Employees of the Company. During the Term and for a period of one (1) year after the termination of this Agreement for any reason whatsoever, the Employee shall not solicit for employment any sales, engineering or other technical or management employee who was employed by the 3-D Companies during the six months prior to the conclusion of the Term.

       8.4 Certain Payments. Upon the termination of this Agreement other than by the Company for Cause or by the Employee without Good Reason, the provisions of Sections 8.1, 8.2 and 8.3 shall lapse unless, during the year following such termination, the Company pays to the Employee an amount equal to 80% of the Employee's salary pursuant to Section 4.1 in equal monthly installments commencing on the first day of the month following such termination. Such lapse shall occur if the Company (i) fails to pay the first such installment within 20 days of notice from the Employee citing this Section or (ii) fails to make any subsequent payment within seven days of notice from the Employee citing this Section. In the event the Company makes the payment described in clause (i) of the preceding sentence and the circumstances described in clause (ii) occur, the remaining payments described in the preceding sentence shall become immediately due and payable. The amounts owed pursuant to this Section 8.5 shall be reduced (or if already paid shall be repaid by the Employee) to the extent that such amounts plus any amounts earned by the Employee as an employee or independent contractor during such year exceed 120% of the Employee's annual salary pursuant to Section 4.1.

       8.5 Non-Disclosure Covenant. The Employee recognizes and acknowledges that, prior to and in the course of his employment, the Employee may have had and shall have access to trade secrets and other confidential or proprietary information of the 3-D Companies, including, but not limited to, information acquired or developed by the 3-D Companies and Northern concerning seismic data, marketing strategy, technology, techniques and know-how, customer specifications and customer lists, cost figures, budgets, sales forecasts and business plans (other than the Seismic Data Library). The Employee agrees that the disclosure of any such trade secrets or information could be harmful to the interests of the 3-D Companies and that, during the Employee's employment by the Company, the Employee will take appropriate caution to safeguard such trade secrets and information, and will not during the Term or thereafter use, disclose, divulge or publish any such trade secrets or information except as required by law or as the Employee's duties during the Employee's employment by the Company may require or as the Company may in writing specifically consent.

       8.6 Proprietary Information. The Employee recognizes and acknowledges that all documents, manuals, letters, notebooks, reports, records, computer programs or data banks and other evidences of trade secrets and other confidential or proprietary information of the 3-D Companies, including copies thereof, whether prepared by the Employee or others, are the sole property of and belong exclusively to the 3-D Companies, and agrees that, during the Employee's employment by the Company, the Employee will under no circumstances remove any such material for use outside of his offices except in connection with the business of the 3-D Companies during the course of the Employee's employment. In the event of the termination of this Agreement for any reason whatsoever, the Employee shall immediately return to the Company any and all documents, manuals, letters, notebooks, records, computer programs or data banks or other evidence of trade secrets and other confidential or proprietary information of the 3-D Companies (and all copies thereof) which are the property of the 3-D Companies.

       8.7 Remedies. The Employee further agrees that in the event of a breach or threatened breach of any of the covenants contained in this Section 8, the Company's remedy at law is likely to be inadequate and that accordingly the Company will be entitled to obtain an injunction or other equitable relief with regard thereto without proving damages or that damages would not constitute an adequate remedy. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to, and is hereby directed to, reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid and unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

       9.   Miscellaneous Provisions.

       9.1 Notices. All notices and demands of any kind which any party hereto may be required or desire to serve upon another party under the terms of this Agreement shall be in writing and shall be served upon such other party:
(a) by personal service upon such other party at such other party's address set forth below in this Section 9.1; (b) by mailing a copy thereof by certified or registered mail, postage prepaid, with return receipt requested, addressed to such other party at the address of such other party set forth below in this
Section 9.1; or (c) by sending a copy thereof by Federal Express or equivalent courier service, addressed to such other party at the address of such other party set forth below in this Section 9.1.

              In case of service by Federal Express or equivalent courier service or by personal service, such service shall be deemed complete upon receipt. In the case of service by mail, such service shall be deemed complete upon reasonable proof of receipt. The address to which, and person to whose attention, notices and demands shall be delivered or sent may be changed from time to time by notice served, as hereinabove provided, by any party upon the other party.

              The current addresses of the parties are:

              If, to Employee:

                                   Wayne P. Widynowski
                                   7763 South Elm Court
                                   Littleton, Colorado   80122
                        copy to:   Paul F. Lewis, Esq.
                                   Moye, Giles, O'Keefe, Vermeire & Gorrell
                                   1225 Seventeenth Street
                                   29th Floor
                                   Denver, Colorado  80202

              If, to the Company:  3-D Geophysical, Inc.
                                   200 Madison Avenue
                                   New York, New York 10021
                                   Attention:  Joel Friedman, Chief Executive
                                               Officer

                        copy to:   Peter S. Kolevzon, Esq.
                                   919 Third Avenue
                                   New York, New York  10022

       9.2 Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties, merges all prior negotiations, agreements and understandings, if any, and states in full all representations, warranties and agreements which have induced this Agreement. Each party agrees that in dealing with third parties no contrary representations will be made. This Agreement may not be amended, modified or otherwise changed orally but only by an agreement in writing signed by the party against whom enforcement of any amendment, modification or change is sought.

       9.3 Assignment; Binding Nature; No Beneficiaries. This Agreement may not be assigned by any party hereto without the written consent of the other party. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective heirs, personal representatives, legatees, successors, and permitted assigns.

       9.4 Nonwaiver. No waiver by any party of any term, provision or covenant contained in this Agreement (or any breach thereof) shall be effective unless it is in writing executed by the party against which such waiver is to be enforced; no waiver shall be deemed or construed as a further or continuing waiver of any such term, provision or covenant (or breach) on any other occasion or as a waiver of any other term, provision or covenant (or of the breach of any other term, provision or covenant) contained in this Agreement on the same or any other occasion.

       9.5 Remedies. The remedies provided for or permitted by this Agreement shall be cumulative and the exercise by any party of any remedy provided for herein or otherwise available shall not preclude the assertion or exercise by such party of any other right or remedy provided for herein or otherwise available.

       9.6 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

       9.7 Construction. In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) "it" or "its" or words denoting any gender include all genders, (iii) any reference herein to a Section refers to a Section of this Agreement, unless otherwise stated, (iv) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a business day, then the period shall end on the next day which is a business day, and (v) all dollar amounts are expressed in United States funds.

       9.8 Governing Law; Arbitration. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts made and to be entirely performed therein.
Any controversy arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in Denver, Colorado before a single, neutral arbitrator who shall be a former state or federal judge in accordance with the Commercial Arbitration rules of the American Arbitration Association then obtaining and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except that in the event of any controversy relating to any violation or alleged violation of any provision of Section 8 hereof, the Company in its sole discretion shall be entitled to seek injunctive relief from a court of competent jurisdiction without any requirement to seek arbitration. The party (or aligned parties) substantially prevailing in such arbitration or judicial proceeding shall receive in addition to other relief afforded by the arbitrator or judge an award of costs, expert witness fees and reasonable attorneys' fees.

       9.9 Counterparts. For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first written above.


                                           3-D GEOPHYSICAL, INC.

Attest:                                    By /s/ JOEL FRIEDMAN
                                             ------------------------------
                                             Name:  Joel Friedman
/s/ JOHN D. WHITE, JR.                       Title:  Chief Executive Officer
-------------------------
Name:  John D. White, Jr.
Title:  Secretary

                                           EMPLOYEE:

                                           /s/ WAYNE P. WIDYNOWSKI
                                           --------------------------------
                                           Wayne P. Widynowski